Exhibit 3.13

AMENDED AND RESTATED OPERATING AGREEMENT

OF

30 WEST PERSHING, LLC

This Amended and Restated Operating Agreement of 30 West Pershing, LLC, a Missouri limited liability company (the “Company”), is executed as of June 7, 2010 by Entertainment Properties Trust, a Maryland real estate investment trust (the “Founding Member” or “EPT”).

R E C I T A L S

The Founding Member has formed the Company as a manager-managed limited liability company for the purposes set forth in the Articles and has determined to operate the Company in accordance with the terms and conditions of this Agreement.

In consideration of the foregoing and the covenants contained herein, the Founding Member declares:

ARTICLE I

DEFINED TERMS

As used herein, the following terms have the following meanings:

“Act” means the Missouri Limited Liability Company Act, as amended or restated from time to time, and any successor statute adopted in the State of Missouri.

“Additional Member” means any Person admitted as an additional Member of the Company.

“Agreement” means this Amended and Restated Operating Agreement of the Company, as amended from time to time.

“Articles” means the Articles of Organization of the Company, as filed with the Missouri Secretary of State and as amended from time to time.

“Available Cash” means the aggregate amount of cash on hand or in bank, money market or similar accounts of the Company from time to time derived from any source (other than Liquidation Proceeds) that the Required Vote of Managers determines is available for Distribution in accordance with Article IV hereof, after taking into account any amount required or appropriate to maintain a reasonable amount of Reserves.

“Capital Account” means the separate account established and maintained by the Company for each Member pursuant to Section 3.02.

“Capital Contribution” means, with respect to each Member, the total amount of cash or other property contributed by that Member to the capital of the Company for its Interest.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or the corresponding provisions of future laws.

“Company” means 30 West Pershing, LLC organized in accordance with the Articles and this Agreement.

“Distributions” means distributions by the Company to the Members of Available Cash, Liquidation Proceeds or other amounts.

“Effective Date” means the date the Articles are filed with the Missouri Secretary of State.

“Interest” means a Member’s rights and interests in the Company in that Member’s capacity as a Member, as provided in the Articles, this Agreement and the Act, including without limitation, a Member’s interest in the capital, profits and losses of the Company.

“Interest Holder” means any Person who holds an Interest, whether as a Member or as an unadmitted assignee of a Member.

“Liquidation Proceeds” means all Property at the time of liquidation of the Company and all proceeds thereof.

“Manager” shall have the meaning set forth in Section 5.01.

“Member” means the Founding Member and any Person who is subsequently admitted as an Additional Member.

“Membership Rights” means all of the rights of a Member in the Company, including a Member’s: (i) interest; (ii) right to inspect the Company’s books and records; and (iii) right to participate in the management of and vote on matters coming before the Company.

“Profit” and “Loss” means, for each taxable year of the Company (or other period for which Profit or Loss is computed) the Company’s taxable income or loss determined in accordance with the Code and the method of accounting adopted by the Managers.

“Property” means all tangible and intangible properties and assets that the Company may own or otherwise have an interest in from time to time.

“Regulations” means the income tax regulations, including any temporary regulations, from time to time promulgated under the Code.

“Required Vote of Managers” means the affirmative vote or consent of a majority of the Managers.

“Reserves” means amounts set aside from time to time pursuant to Section 3.03.

“Transfer” means, when used as a noun, any voluntary sale, hypothecation, pledge, assignment, attachment, or other transfer, and, when used as a verb, means to sell, hypothecate, pledge, assign, or otherwise transfer, in either case voluntarily or involuntarily, by operation of law or otherwise.

ARTICLE II

FORMATION AND NAME; OFFICE; PURPOSES; TERM

Section 2.01 Organization. The Company has been organized as a limited liability company pursuant to the Act and the provisions of this Agreement and, for that purpose, its Articles have been prepared, executed and filed with the Missouri Secretary of State.

Section 2.02 Name of the Company. The name of the Company shall be as stated in the Articles. The Company may transact business under that name and under any other name or names selected by the Required Vote of Managers.

Section 2.03 Purposes. The Company is organized for the purposes set forth in the Articles and may exercise the powers and engage in the activities set forth in the Articles.

Section 2.04 Term. The term of the Company shall be perpetual, unless sooner dissolved or terminated as provided in this Agreement or under the Act.

Section 2.05 Principal Office. The principal office of the Company shall be 30 West Pershing Road, Suite 201, Kansas City, Missouri 64108, or at any other place as determined by a Manager.

Section 2.06 Resident Agent. The name and address of the Company’s resident agent in the State of Missouri shall be CT Corporation System, 120 S. Central Avenue, Clayton, Missouri 63105.

ARTICLE III

MEMBERS, CAPITAL, CAPITAL ACCOUNTS

Section 3.01 Capital Contribution. The Member has made a cash contribution to the capital of the Company.

Section 3.02 Capital Account Maintenance. A capital account shall be maintained for the Founding Member and any additional or successor Members as required by Code § 704 and the Regulations thereunder.

Section 3.03 Reserves. By a Required Vote of Managers, the Company shall have the right to establish, maintain and expend Reserves to provide for working capital, variable expenses, debt service or such other purposes as deemed advisable by a Required Vote of Managers.

ARTICLE IV

PROFIT, LOSS, AND DISTRIBUTIONS

Section 4.01 Allocation of Profit or Loss. All Profit or Loss shall be allocated to the Members in the ratio of their respective Capital Account balances.

Section 4.02 Non-Liquidating Cash Distributions. The amount, if any, of Available Cash shall be determined by the Managers and distributed to the Member at such intervals as the Managers deem advisable in the ratio of their respective Capital Account balances.

Section 4.03 Liquidating Distributions. Liquidation Proceeds shall be distributed in the following order of priority:

(a) To the payment of debts and liabilities of the Company (including to Members to the extent permitted by the Act and expenses of liquidation.

(b) The remainder to the Members in the ratio of their respective Capital Account balances after taking into account the allocation of all income or loss pursuant to this Agreement for the fiscal year(s) in which the Company is liquidated.

ARTICLE V

MANAGEMENT: RIGHTS, POWERS, AND DUTIES

Section 5.01 Management. The business and affairs of the Company will be managed by three (3) natural persons who are referred to as “Managers” and who, acting as a board, constitute the “Management Committee.” Each Manager will hold office until such Manager’s successor is duly elected or until such Manager’s earlier death or resignation. Managers need not be Members of the Company. Except as expressly limited by law, the Articles or this Agreement, the Property and the business of the Company will be controlled and managed by the Management Committee. The Management Committee has and is vested with all powers and authorities, except as expressly limited by law, the Articles, or this Agreement, to do or cause to be done any and all lawful things for and in behalf of the Company, to exercise or cause to be exercised any or all of its powers, privileges and franchises, and to seek the effectuation of its objects and purposes. From time to time, the Management Committee may, but is not required to, elect one of the Managers to serve as the “Presiding Manager.” The Presiding Manager will manage the day-to-day operations of the Company and will carry out the decisions of the Management Committee.

Section 5.02 Election of the Management Committee. David M. Brain, Gregory K. Silvers, and Mark A. Peterson are hereby elected by the Member to serve on the Management Committee until their successors have been duly elected or until their earlier death or resignation. Elections of Managers are not required to be held at any regular frequency, but, instead, will be held upon the call of the Member. Vacancies on the Management Committee may be filled by the Member.

Section 5.03 Meetings of the Management Committee; Place of Meetings. Meetings of the Management Committee are not required to be held at any regular frequency, but, instead, will be held upon the call of any one of the Managers. All meetings of the Management Committee will be held at the principal office of the Company or at such other place, either within or without the State of Missouri, as is designated by the Manager calling the meeting and stated in the notice of the meeting or in a duly executed waiver of notice thereof. Managers may participate in a meeting of the Management Committee by means of conference telephone equipment or similar communications equipment whereby all Managers participating in the meeting can hear each other and participation in a meeting in this manner constitutes presence in person at the meeting.

Section 5.04 Quorum; Voting Requirement. At all meetings of the Management Committee, a majority of the number of Managers then serving will constitute a quorum for the transaction of business. The act of a majority in number of the Managers present at any meeting of the Management Committee at which a quorum is present will be the act of the Management Committee.

Section 5.05 Notice of Meeting. Notice of each meeting of the Management Committee, stating the place, day and hour of the meeting must be given to each Manager at least three days before the day on which the meeting is to be held. The notice may be given by any Manager having authority to call the meeting. “Notice” and “call” with respect to such meetings are deemed to be synonymous.

Section 5.06 Waiver of Notice. Whenever any notice is required to be given to any Manager under the provisions of this Agreement, a waiver thereof in writing signed by such Manager, whether before or after the time stated therein, is deemed equivalent to the giving of such notice. Attendance of a Manager at any meeting constitutes a waiver of notice of such meeting except where a Manager attends a meeting for the express purposes of objecting to the transaction of any business because the meeting is not lawfully called or convened.

Section 5.07 Action Without a Meeting. Any action that is required to be or may be taken at a meeting of the Management Committee may be taken without a meeting if consents in writing or by electronic transmission, setting forth the action so taken, are signed by all of the Managers. The consents will have the same force and effect as a unanimous vote at a meeting duly held.

Section 5.08 Compensation of Managers. The compensation of the Managers, if any, may be set by a Required Vote of Managers.

Section 5.09 Removal of Managers. A Manager may be removed by Members holding a majority of the Capital Account balances, with or without cause.

Section 5.10 Death or Resignation of Managers. In the case of death or resignation of one or more of the Managers, Members holding a majority of the Capital Account balances, shall fill such vacancy.

Section 5.11 Delegation of Authority and Appointment of Officers. At any time and from time to time, the Managers may designate any Person to carry out the decisions of the

Managers or the Members, including, but not limited to, the execution of any instruments on behalf of the Company. The Managers shall have the power and authority to appoint individuals to act as officers of the Company or to act in such other capacities or on such committees as the Managers deem advisable from time to time, and any such individuals shall serve for such periods and hold such positions, have such power and authority and be subject to such restrictions or limitations, and be entitled to such compensation, as the Managers may determine from time to time. Any number of titles may be held by the same individual. Any appointment or delegation of authority may be revoked, and any individual may be removed from any officer position or other capacity, at any time by the Managers, with or without cause. Unless otherwise specified by the Managers, and subject to any express limitations on power or authority as provided in this Operating Agreement, an individual appointed as a President, Chief Executive Officer, Chief Financial Officer, Vice President, Secretary or Treasurer shall have the duties, powers and authority described below.

(a) President and Chief Executive Officer. Unless otherwise specified by the Managers, the individual(s) appointed or otherwise designated by the Managers as the President and the Chief Executive Officer of the Company shall be the executive officers of the Company and, subject to the direction of the Managers, shall in general supervise, manage and control the day-to-day operations of the Company. The President and the Chief Executive Officer shall each have authority, subject to such rules as may be prescribed by the Managers, to appoint such agents and employees of the Company as the President and the Chief Executive Officer shall deem necessary, to prescribe their powers, duties and compensation, and to delegate authority to them. Such agents and employees shall hold office at the discretion of the President and the Chief Executive Officer. The President and the Chief Executive Officer shall each have authority to sign, execute, and acknowledge, on behalf of the Company, all deeds, mortgages, bonds, contracts, leases, reports, and all other documents or instruments necessary or proper to be executed in the course of the Company’s regular business, or which shall be authorized by resolution of the Managers; and except as otherwise provided by the Managers, the President or the Chief Executive Officer may each authorize any Chief Operating Officer, Chief Financial Officer, Vice President or other officer or agent of the Company to sign, execute, and acknowledge such documents or instruments on behalf of the Company. In general, the President and the Chief Executive Officer shall each perform all duties incident to their respective offices of the President and the Chief Executive Officer and such other duties as may be prescribed by the Managers from time to time.

(b) Chief Financial Officer. The Managers may appoint or designate a Chief Financial Officer, who shall, subject to the authority and duties of the President and Chief Executive Officer, assist the President and Chief Executive Officer in overseeing the day-to-day operations of the Company and such other duties, with such power and authority, as shall be determined by the Managers from time to time.

(c) Vice President(s). The Managers may appoint or designate one or more Vice Presidents, who shall perform such duties and have only such authority as from time to time may be delegated or assigned to such Vice President by the Managers or the President and the Chief Executive Officer.

(d) Secretary. The Managers may appoint or designate a Secretary, who shall (A) keep minutes of the meetings of the Members and of the Managers (and of committees thereof) in one or more books provided for that purpose (including records of actions taken by the Members or the Managers or committees thereof without a meeting); (B) see that all notices are duly given in accordance with the provisions of this Agreement or as required by the Act; (C) be custodian of the corporate records; (D) maintain a record of the Members of the Company, in a form that conforms to the requirements of the Act; and (E) in general perform all duties incidental to the office of Secretary and have such other duties and exercise such other authority as from time to time may be delegated or assigned by the President and Chief Executive Officer or by the Managers.

(e) Treasurer. The Managers may appoint or designate a Treasurer, who shall (A) have charge and custody of and be responsible for all funds and securities of the Company; (B) maintain appropriate accounting records; (C) receive and give receipt for monies due and payable to the Company from any source whatsoever, and deposit all such monies in the name of the Company in such banks, trust companies, or other depositories as shall be selected in accordance with the provisions of this Agreement; and (D) in general perform all of the duties incident to the office of Treasurer and have such other duties and exercise such other authority as from time to time may be delegated or assigned by the President and the Chief Executive Officer or by the Managers.

Section 5.12 Liability and Indemnification.

(a) Limitation of Liability. No Person shall be liable to the Company or the Members for any loss, damage, liability or expense suffered by the Company or its Members on account of any action taken or omitted to be taken by that Person as a Member or Manager, or in management of the Company as a representative of a Member or while serving at the request of the Company as a Manager or officer, if he or she, discharges his or her duties in good faith and in a manner he or she reasonably believes to be in or not opposed to the best interest of the Company. The liability of a Member or Manager hereunder shall be limited only for those actions taken or omitted in connection with the management of the business and affairs of the Company.

(b) Right to Indemnification. Subject to the limitations set forth in the Articles, the Company shall indemnify each Person who has been or is a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative, investigative or appellate (regardless of whether such action, suit or proceeding is by or in the right of the Company or by third parties) by reason of the fact that he or she is or was a Member or Manager or is or was serving at the request of the Company as a Manager or officer against all liabilities and expenses, including, without limitation, judgments, amounts paid in settlement, attorneys’ fees, ERISA excise taxes or penalties, fines and other expenses, actually and reasonably incurred by him or her in connection with such action, suit or proceeding (including, without limitation, the investigation, defense, settlement or appeal of such action, suit or proceeding); provided, however, that the Company shall not be required to indemnify or advance expenses to any Person from or on account of his or her conduct that was finally adjudged to have been knowingly fraudulent, deliberately dishonest or to constitute willful misconduct; provided, further, that the Company shall not be required to indemnify or advance expenses to any Person in connection with an action, suit or proceeding initiated by that Person unless the initiation of the action, suit or proceeding was authorized in advance by the Managers. A Member or Manager shall be indemnified hereunder only for those actions taken or omitted by him or her in connection with the discharge of his or her obligations for the management of the business and affairs of the Company.

(c) Enforcement of Indemnification. If the Company refuses to indemnify any Person who may be entitled to be indemnified or to have expenses advanced under this Section, that Person shall have the right to maintain an action in any court of competent jurisdiction against the Company to determine whether or not they are entitled to such indemnification or advancement of expenses hereunder. If the court action is successful and the Person is determined to be entitled to such indemnification or advancement of expenses, he or she shall be reimbursed by the Company for all fees and expenses (including attorneys’ fees) actually and reasonably incurred in connection with any such action (including, without limitation, the investigation, defense, settlement or appeal of such action).

(d) Advancement of Expenses. Subject to the limitations set forth in the Articles, expenses (including attorneys’ fees) reasonably incurred in defending an action, suit or proceeding, whether civil, criminal, administrative, investigative or appellate, shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Person to repay that amount if it shall ultimately be determined that he or she is not entitled to indemnification by the Company. In no event shall any advance be made in instances where the Managers or independent legal counsel reasonably determine that such Person would not be entitled to indemnification hereunder.

(e) Non-exclusivity. The indemnification and advancement of expenses provided by this Section shall not be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any statute or any agreement, Member or Manager vote, policy of insurance or otherwise, both as to action in their official capacity and as to action in another capacity while holding their respective offices, and shall not limit in any way any right or obligation that the Company may have to make additional indemnifications with respect to the same or different Persons or classes of Persons. The indemnification and advancement of expenses provided by, or granted pursuant to, this Section shall continue as to a Person who has ceased to be a Member or Manager or who has ceased serving at the request of the Company as a Manager or officer and shall inure to the benefit of the successors and assigns of that Person.

(f) Severability. If any provision of this Section or the application of any such provision to any Person or circumstance is held invalid, illegal or unenforceable for any reason whatsoever, the remaining provisions of this Section and the application of such provision to other Persons or circumstances shall not be affected thereby and, to the fullest extent possible, the court finding such provision invalid, illegal or unenforceable shall modify and construe the provision so as to render it valid and enforceable as against all Persons and to give the maximum possible protection to Persons subject to indemnification hereby within the bounds of validity, legality and enforceability. Without limiting the generality of the foregoing, if any Person is entitled under any provision of this Section to indemnification by the Company for some or a portion of the judgments, amounts paid in settlement, attorneys’ fees, ERISA excise taxes or penalties, fines or other expenses actually and reasonably incurred by such Person in connection with any threatened, pending or completed action, suit or proceeding (including, without limitation, the investigation, defense, settlement or appeal of such action, suit or proceeding), whether civil, criminal, administrative, investigative or appellate, but not, however, for all of the total amount thereof, the Company shall nevertheless indemnify such Person for the portion thereof to which that Person is entitled.

ARTICLE VI

DISSOLUTION, LIQUIDATION, AND TERMINATION OF THE COMPANY

Section 6.01 Events of Dissolution. Subject to the Articles of Organization, the Company shall be dissolved upon the happening of any of the following events (“Dissolution Event”):

(a) The termination of the legal existence of the last remaining Member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining Member of the Company in the Company unless the business of the Company is continued in a manner permitted under this Agreement or the Act;

(b) The Required Vote of the Managers to dissolve; or

(c) The entry of a decree of judicial dissolution under the Act.

Section 6.02 Procedure for Winding Up and Dissolution. If the Company is dissolved, the affairs of the Company shall be wound up. Upon winding up of the Company, the assets of the Company shall be liquidated and distributed in accordance with Section 4.03. A Required Vote of Managers shall have discretion to distribute assets in kind to the Members upon liquidation in accordance with Section 4.03.

Section 6.03 Filing of Articles of Dissolution. If the Company is dissolved or terminated, Articles of Dissolution shall be filed by the Managers with the Missouri Secretary of State.

ARTICLE VII

BOOKS, RECORDS, ACCOUNTING, AND TAX ELECTIONS

Section 7.01 Bank Accounts. All funds of the Company shall be deposited in a bank account or accounts opened in the Company’s name. The Managers shall determine the institution(s) at which the accounts will be opened and maintained, the types of accounts, and the Persons who will have authority with respect to the accounts and the funds therein.

Section 7.02 Books and Records. The Managers shall keep or cause to be kept complete and accurate books and records of the Company and supporting documentation of the transactions with respect to the conduct of the Company’s business.

Section 7.03 Annual Accounting Period. The Company’s fiscal year shall be the calendar year.

Section 7.04 Tax Returns and Elections; Tax Matters Member. The Founding Member shall cause to be prepared and timely filed all federal, state and local income tax returns and other returns or statements required of the Company by applicable law. The Company shall claim all deductions and make such elections for federal or state income tax purposes that the Founding Member reasonably believes will produce the most favorable tax results for the Members. The Founding Member is hereby designated as the Company’s “Tax Matters Member,” as contemplated under the Code, and in such capacity is authorized and empowered to act for and represent the Company and each of the Members before the Internal Revenue Service in any audit or examination of any Company tax return and before any court selected by the Founding Member for judicial review of any adjustment assessed by the Internal Revenue Service. The Founding Member hereby accepts such designation. The Members specifically acknowledge, without limiting the general applicability of this Section 7.04, that the Founding Member shall not be liable to the Company or its Members for any loss, damage, liability or expense suffered by the Company or its Members on account of any action taken or omitted to be taken by the Founding Member in its capacity as “Tax Matters Member” or in the preparation of tax returns, if the Founding Member discharged its duties as “Tax Matters Member” in good faith and in a manner it reasonably believed to be in or not opposed to the best interest of the Company. All reasonable out-of-pocket expenses incurred by the Founding Member in its capacity as the “Tax Matters Member” shall be considered expenses of the Company for which the Founding Member shall be entitled to full reimbursement. Nothing in this Section 7.04 shall limit the ability of the Members to take any action in their individual capacity relating to tax audit matters that is left to the determination of an individual partner under Code Sections 6222-6232.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.01 Assurances. Each Member and each Manager shall execute all certificates and other documents and shall do all filing, recording, publishing and other acts as the Members and Managers deem appropriate to implement this Agreement or comply with the requirements of law in the formation and operation of the Company.

Section 8.02 Notifications. Any notice, demand, consent, election, offer, approval, request or other communication (collectively, a “notice”) required or permitted under this Agreement must be in writing and delivered personally or sent by fax or by certified or registered mail, postage prepaid, return receipt requested, to a Member or Manager at the last known address or facsimile number of such Person on the records of the Company. A notice to the Company must be addressed to the Company’s principal office or facsimile number. A notice that is sent by mail will be deemed given three business days after it is mailed. Any party may designate, by notice to all of the others, substitute addresses, addressees or facsimile numbers for notices; and, thereafter, notices are to be directed to those substitute addresses, addressees or facsimile numbers.

Section 8.03 Complete Agreement; Amendment. Together with the Articles, this constitutes the complete and exclusive statement of the agreement among the Members with regard to the formation and creation of the Company. It supersedes all prior written and oral statements, including any prior representation, statement, condition, or warranty. Except as expressly provided otherwise herein, this Agreement may not be amended without the written consent of the Founding Member and the Required Vote of Managers.

Section 8.04 Applicable Law. All questions concerning the construction, validity, and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal law, not the law of conflicts, of the State of Missouri.

Section 8.05 Article Titles. The headings herein are inserted as a matter of convenience only, and do not define, limit, or describe the scope of this Agreement or the intent of the provisions hereof.

Section 8.06 Binding Provisions. This Agreement is binding upon, and inures to the benefit of, the parties hereto and their successors, and assigns.

Section 8.07 Terms. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the Person may in the context require.

Section 8.08 Separability of Provisions. Each provision of this Agreement shall be considered separable; and if, for any reason, any provision herein is determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement that are valid.

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IN WITNESS WHEREOF, the Founding Member has executed this Agreement as of the Effective Date.

FOUNDING MEMBER:

ENTERTAINMENT PROPERTIES TRUST

By:	/s/ Michael L. Hirons
Michael L. Hirons, Vice President